Contract of Permission for Operating Business of
               Selling Thailand's Brand Merchandise and Souvenirs
                        at Bangkok International Airport


                                                          Contract No. 6-34/2544


This contract is made at the Airports Authority of Thailand on 30 July 2001, between the Airports Authority of Thailand, represented by Flight Lieutenant Usar Borisuth, Deputy Managing Director, Acting Managing Director of the Airports Authority of Thailand, hereinafter called "AAT" of one part, and King Power Tax Free Co., Ltd., registered as a juristic person Company Limited under the Civil and Commercial Code, with the head office at 26th-27th Floors, Siam Tower, No. 989, Rama I Road, Pathum Wan Sub-district, Pathum Wan District, Bangkok Metropolis, represented by Mr. Viratana Suntaranond, the person empowered to enter juristic act binding King Power Tax Free Co., Ltd. according to the Certificate No. Phor.Hor. 0009400 dated 28 May 2001, issued by the Office of Partnership/Company Registration, Bangkok, hereinafter called the "Operator" of the other part.

AAT and the Operator agree as follows :

1.       Business Operation

         AAT agrees to grant a permission and the Operator agrees to receive the permission for operating business of selling Thailand's brand merchandise and souvenirs, in the Departure Hall of the International Passenger Terminal 1 and 2, the Bangkok International Airport, under the terms and conditions of this contract, for a period of two years, from 1 January 2001 to 31 December 2002.

2.       Fee, Remuneration, Taxes/Duties, Other Expenses & Method of Payment

         2.1 The Operator agrees to pay the fee for entering into the contract, and the remuneration for receiving permission for operating business of selling Thailand's brand merchandise and souvenirs, under this contract, to AAT, as follows:

         2.1.1 The fee for entering into the contract, Baht 3,334.00 (Three Thousand Three Hundred Thirty-Four Baht), not including the value added tax;

         2.1.2 The Operator agrees to pay the remuneration for receiving permission for operating the business under this contract to AAT in advance, on monthly basis, by the 5th of every month, as follows :

                  Year 1, from 1 January 2001 to 31 December 2001, Baht 2,478,000.00 (Two Million Four Hundred Seventy-Eight Thousand
                  Baht) per month;

                  Year 2, from 1 January 2002 to 31 December 2002, Baht 2,725,800.00 (Two Million Seven Hundred Twenty-Five Thousand Eight Hundred Baht) per month;

                  The said remuneration does not include the value added tax, which the Operator has the duty to pay at the rate stipulated by law.

         2.2 The Operator agrees to be responsible for payment of the taxes and/or other expenses related to the business operation under this contract at the rates stipulated by law and/or set forth in directives of AAT.

         2.3 All payment under this contract shall be made at Finance Division, Finance Department, of AAT. After the Operator has made payment to AAT, a receipt shall be issued to the Operator as evidence. The receipt shall have the signatures of the Director, Finance Division, Finance Department, of AAT or the designated person, jointly with the cashier of Finance Division, Finance Department, of AAT or the designated person who must be a financial staff of AAT.

                  If the Operator is in default of any payment under this contract, the Operator consents to pay penalty to AAT at a rate of 1.5 percent (one point five) per month of the outstanding amount. A fraction of month shall be counted as one month.

                  The Operator agrees that this clause is a separate part, and without prejudice to the right of the Lessor to terminate this contract and claim for damages.

3.       Duties and Responsibilities of the Operator

         3.1 The Operator shall operate the business prescribed herein only.

         3.2 In operating the business under this contract, the Operator agrees to invest in decoration of the premises which shall be attractive and modern as well as acquiring articles and equipment at the Operator's own expense.

         3.3 The Operator shall not transfer the business under this contract or permit a third party to operate the business, either in part or in whole, unless a written permission has been obtained from AAT first.

         3.4 The Operator shall operate the business under this contract with expertise, caution and competence in accordance with the standards of this type of business, whereby the Operator shall take into consideration AAT's reputation and image.

         3.5 The Operator shall not use the word "Airports Authority of Thailand," "AAT" or other word concerning with AAT or the logo of the Airports Authority of Thailand as trading name, characteristics or logo of the Operator's business or juristic person name, to such an extent that it would be mistaken as the business of AAT.

         3.6 The Operator must sell the merchandise at the Bangkok International Airport at the same prices and quantity as the leading department stores in Bangkok. Any change of the price of merchandise must be notified to AAT in writing, and shall proceed only after it has been approved by AAT.

         3.7 AAT reserves the right to specify the types of merchandise, or notify the Operator to stop selling any merchandise as AAT deems inappropriate; for which the Operator shall strictly comply.

         3.8 The Operator shall have price tags of the merchandise visibly displayed and in Baht only.

                  In case the Operator receives payment in foreign currencies, the prevalent daily exchange rates of the bank in the International Passenger Terminal, the Bangkok International Airport, shall apply accordingly. The currencies exchange rates shall be visibly displayed.

         3.9 Should there be any complaint regarding price or quality of the merchandise, AAT reserves the right to order the Operator to adjust the price and improve quality of the merchandise as AAT deems appropriate. In this respect, AAT's decision shall be final.

         3.10 AAT reserves the right to have other operators display or show or sell the same merchandise as that of the Operator.

         3.11 It is prohibited to have a jukebox, audio or stereo equipment in the business premises.

         3.12 Advertisement in the business premises shall be for the merchandise being sold therein only, and a written permission of AAT must be obtained first.

         3.13 The Operator shall oversee to ensure that every staff and employee of the Operator shall strictly comply with the regulations, directives and instructions of AAT, especially those serving the customers must dress properly and have the name tag or label as endorsed by AAT.

         3.14 The Operator shall comply with the laws governing the business operation under this contract, both the existing ones and those to be enacted in the future.

         3.15 The Operator shall facilitate AAT staff members, who have been appointed and assigned to oversee the Operator's business under this contract, to inspect the business premises, merchandise, selling prices and the relevant documents, as well as auditing the Operator's books of accounts, from time to time, at reasonable hours.

         3.16 In operating the business under this contract, if any damage occurred to the property or reputation of AAT, by an act of the Operator or the persons whom the Operator has appointed, assigned, hired or requested to perform the works of the Operator, the Operator shall be responsible for compensation of such damage.

         3.17 The Operator shall submit the total revenues of the business operation under this contract and prepare accounts showing details of sales of merchandise in each month to AAT on monthly basis, by the 20th of the following month.

4.       Performance Guarantee

         In entering into this contract, the Operator has submitted the Letter of Guarantee No. 00744000184, dated 5 June 2001, issued by DBS Thai Danu Bank Public Company Limited, Pathum Wan Branch, for Baht 17,990,280.00 (Seventeen Million Nine Hundred Ninety Thousand Two Hundred Eighty Baht) to AAT as performance guarantee. AAT shall return the said Letter of Guarantee after the Operator has been relieved from all obligations under this contract.

5.       Termination of Contract

         5.1 During the period of this contract, if AAT wishes to terminate the contract prior to the expiration date under Clause 1, AAT is entitled to do so; provided that a written notice must be given to the Operator at least 30 days in advance. Thereby, the Operator agrees not to sue or claim for damages from AAT.

                  In case the Operator wishes to terminate this contract prior to the expiration date under Clause 1, the Operator is entitled to do so; provided that a written notice must be given to AAT at least 90 days in advance, and that the Operator has no outstanding payment to AAT.

         5.2 Each and every clause of this contract is deemed essential. If it appears that the Operator acts or omits to act in violation of or non-compliance with any clause herein, or becomes bankrupt, AAT is entitled to immediately terminate this contract, claim for damages and forfeit the performance guarantee under Clause 4.

This contract is made in duplicate. Both parties, having read and understood it entirely, hereunder sign their names and affix seal (if any) in the presence of witnesses and each retaining one copy.




AAT                                           The Operator
---                                           ------------
                                                                          (Seal)
         - signed -                                       - signed -
 (Flight Lieutenant Usar Borisuth)                (Mr. Viratana Suntaranond)



Witness                                       Witness
-------                                       -------

         - signed -                                       - signed -
    (Mr. Krit Phakhakit)                       (Miss Sarinthorn Jongchaidetwong)

                    DBS THAI DANU BANK PUBLIC COMPANY LIMITED

                               Letter of Guarantee

No. 00744000184                                                      5 June 2001


We, DBS Thai Danu Bank Public Company Limited, Pathum Wan Branch, with offices at 186/5-8, Siam Square Soi 2, Phaya Thai Road, Pathum Wan Sub-district, Pathum Wan District, Bangkok Metropolis, hereby issue this Letter of Guarantee to the Airports Authority of Thailand, as follows :

1. Whereas King Power Tax Free Co., Ltd. has entered into the Contract of Permission for Operating Business of Selling Thailand's brand Merchandise and Souvenirs Lease Agreement No. 6-34/2544, and performance guarantee is required by the Airports Authority of Thailand, for an amount of Baht 17,990,280.00 (Seventeen Million Nine Hundred Ninety Thousand Two Hundred Eighty Baht).

2. By means of this letter, DBS Thai Danu Bank Public Company Limited, Pathum Wan Branch, guarantees that if King Power Tax Free Co., Ltd. is in breach of the said contract, thereby the Airports Authority of Thailand is entitled to demand any penalty, fine and/or damages from King Power Tax Free Co., Ltd., we shall promptly make the payment for an amount not exceeding Baht 17,990,280.00 (Seventeen Million Nine Hundred Ninety Thousand Two Hundred Eighty Baht) to the Airports Authority of Thailand, on behalf of King Power Tax Free Co., Ltd. This Letter of Guarantee is valid from 1 January 2001 to the expiration date of Contract of Permission for Operating Business of Selling Thailand's brand Merchandise and Souvenirs Lease Agreement No. 6-34/2544.

As evidence, we, DBS Thai Danu Bank Public Company Limited, Pathum Wan Branch, by the undersigned who are empowered to enter juristic act binding the bank, hereunder sign our names and affixed the seal.


        - signed -                           - signed -                Guarantor
 (Mrs. Sirikul Chiranon)               (Miss Manthana Krukaew)
    Deputy Director &                  Chief, Customer Service
     Branch Manager

        - signed -                           - signed -                Witness
 (Mr. Sonram Seantsuthi)             (Mr. Somsak Ratankritnanon)